Exhibit 5.1

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067

June 14, 2019

Red Rock Resorts, Inc.

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

Ladies and Gentlemen:

We have acted as special counsel to Red Rock Resorts, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on June 14, 2019. You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration of up to 13,558,047 shares of the Company’s Class A Common Stock, par value, $0.01 per share (the “Shares”), and options and other rights to acquire Shares issuable under the Red Rock Resorts, Inc. Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

In rendering the opinions expressed below, we have examined the General Corporation Law of the State of Delaware (the “DGCL”), the Registration Statement, the Plan, the forms of award agreements relating to awards of Shares under the Plan (the “Agreements”) and Company records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to all questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates or comparable documents of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plan and other documents as we have deemed necessary.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and, when issued and delivered upon receipt of all amounts that a Plan participant is required to pay to purchase the Shares (if any), which consideration shall constitute lawful consideration under Delaware law, each in accordance with the Plan and any applicable Agreement, the Shares will have been legally and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the laws of the state of Delaware and we render no opinion with respect to the laws of any other jurisdiction. This opinion is limited to the effect of the current state of the laws of the State of Delaware and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Milbank LLP